EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated March 17, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, as described in Note 1 to the consolidated financial statements), which appears in Neurogen Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
July 24, 2008